[MasterCard Incorporated Letterhead]

May 4, 2009

VIA EDGAR

Re:	MasterCard Incorporated Form 10-K for the Fiscal Year Ended December 31, 2008

Filed February 19, 2009

Form 8-K furnished February 5, 2009

File No. 001-32877

SECURITIES AND EXCHANGE COMMISSION

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

MasterCard Incorporated (the “Company”) is aware of its obligations under the Securities Exchange Act of 1934, as amended.

The Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes made in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

MASTERCARD INCORPORATED

By:  /s/  Bart S. Goldstein

        Name: Bart S. Goldstein

        Title: Group Executive, Senior Associate General Counsel